Exhibit 8.2
November 16, 2010
VanceInfo Technologies Inc.
3/F Building 8, Zhongguancun Software Park, Haidian District
Beijing 100193, People’s Republic of China
Re: Legal Opinion on PRC Taxation
Dear Sirs,
We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on PRC Laws (as defined below).
We are acting as the PRC counsel to VanceInfo Technologies Inc. (the “Company”) solely in connection with (A) the Company’s Registration Statement, which will be filed with the Securities and Exchange Commission (the “SEC”) on November 16, 2010 (the “Registration Statement”), relating to the proposed sale from time to time by the Company of its American Depositary Shares (“ADSs”), each representing one ordinary shares of par value US$0.001 per ordinary share of the Company, and (B) the sale of the Company’s ADSs (the “Transaction”).
As used herein, “PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof.
The statements made in the Registration Statement under the caption “Taxation – PRC Taxation,” to the extent they constitute summaries of PRC tax laws and regulations or interpretations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material aspects and such statements constitute our opinion.

This opinion relates only to the PRC Laws and we express no opinion as to any laws other than the PRC Laws.
PRC Laws as used in this opinion refers to PRC Laws currently in force as of the date of this opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.
This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.
For the purpose of the Transaction, we hereby consent to the filing with the SEC of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder. This opinion is delivered solely to you and solely for the purpose of and in connection with the Registration Statement filed on the date of this opinion.
Yours sincerely,
/s/ Fangda Partners
Fangda Partners

2